Filed pursuant to Rule 433
Registration Statement No. 333-151820
October 23, 2008

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LOOKING FOR AN INVESTMENT OPPORTUNITY?
NOW AVAILABLE
9% SERIES A PREFERRED
STOCK OFFERING

For A Limited Time, We're Offering You The Opportunity to Purchase
9% Series A Non-Cumulative, Convertible, Preferred Stock

Ask A FNBGA Employee For More Information

WGNB Corp. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents WGNB Corp. has filed with the SEC for more complete information about WGNB Corp. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. In addition, the prospectus relating to this offering is available by clicking below. Not FDIC Insured.

Prospectus
Prospectus Supplement
Subscription Agreement